UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. ________)*
ALPS Clean Energy ETF
(Name of Issuer)
Shares of Beneficial Interest
(Title of Class of Securities)
00162Q460
(CUSIP Number)
Gregory Campbell, Chief Compliance Officer,
181 W Madison, Chicago, IL 60602   (312) 368-7773
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
December 31, 2020
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
X Rule 13d-1(b)
Rule 13d-1(c)
Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No 00162Q460

13G

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1.

NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
CIBC Private Wealth Management, LLC
04-3173832


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)
(b)


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware








NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.

SOLE VOTING POWER

4,608,440


6.

SHARED VOTING POWER

0


7.

SOLE DISPOSITIVE POWER

4,608,440


8.

SHARED DISPOSITIVE POWER

0






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,608,440

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

37.47%


12.

TYPE OF REPORTING PERSON (see instructions)

Parent holding company or control person in accordance with
Section 240.13d-1(b)(1)(ii)(G)













CUSIP No. 00162Q460

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Item 1.

(a)
Name of Issuer
ALPS Advisors, Inc.




(b)
Address of Issuer's Principal Executive Offices
1290 Broadway, Suite 1100
Denver, CO 80203



Item 2.

(a)
Name of Person Filing
CIBC Private Wealth Management, LLC




(b)
Address of the Principal Office or, if none, residence
3290 Northside Parkway NW, 7th Floor, Atlanta, GA 30327




(c)
Citizenship
Delaware




(d)
Title of Class of Securities
Shares of Beneficial Interst




(e)
CUSIP Number
00162Q460



Item 3. If this statement is filed pursuant to Sect 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).






(b)
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).






(c)
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).






(d)
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).






(e)
An investment adviser in accordance with Sect 240.13d-1(b)(1)(ii)(E);






(f)
An employee benefit plan or endowment fund in accordance with Sect 240.13d-1(b)(1)(ii)(F);






(g)
X
A parent holding company or control person in accordance with Sect 240.13d-1(b)(1)(ii)(G);






(h)
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);






(i)
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);






(j)
Group, in accordance with Sect 240.13d-1(b)(1)(ii)(J).





Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:  4,608,440






(b)

Percent of class: 37.47%







(c)

Number of shares as to which the person has:









(i)
Sole power to vote or to direct the vote 4,608,440








(ii)
Shared power to vote or to direct the vote  0









(iii)
Sole power to dispose or to direct the disposition of  4,608,440








(iv)
Shared power to dispose or to direct the disposition of  0






Instruction. For computations regarding securities which represent a right to acquire an underlying security see Sect 240.13d-3(d)(1).
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following     ?.
Instruction. Dissolution of a group requires a response to this item.
Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     	CIBC Private Wealth Advisors, Inc.
    	CIBC National Trust Company
Item 8.  Identification and Classification of Members of the Group.

Item 9.  Notice of Dissolution of Group.

Item 10.  Certification.





(a)

The following certification shall be included if the statement is filed pursuant to Sect. 240.13d-1
(b):








By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.








(b)

The following certification shall be included if the statement is filed pursuant to Sect240.13d-1(c):









By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.
02/16/2021
Date

/s/ Mary E. Antunes
Signature

Mary E. Antunes/Director, Private Wealth Compliance
Name/Title